Exhibit 4.4

KAYNE ANDERSON ENERGY FUND II, L.P. 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067

August 5, 2003

The Exploration Company of Delaware, Inc. 500 North Loop 1604 E., Suite 250 San Antonio, Texas 78232

Gryphon Master Fund, L.P. 500 Crescent Court, Suite 270 Dallas, TX 75201

Re: Amendment to Subscription Agreement

Ladies and Gentlemen:

     As you know, Kayne Anderson Energy Fund II, L.P., The Exploration Company of Delaware, Inc. and Gryphon Master Fund, L.P. are parties to that certain Subscription Agreement dated as of August 1, 2003 (the "Subscription Agreement"). For ease of reference, capitalized terms not defined in this letter agreement (this "Agreement") shall have the meanings given such terms in the Subscription Agreement.

     The Company and the Purchasers agree to amend the Subscription Agreement by deleting in its entirety clause (iii) of the definition of "Credit Facility Amendment" contained in Section 6.22 of the Subscription Agreement (the "Original Language") and replacing such clause with the following (the "Amended Language"):

"waives any breach, default and any recourse resulting from the
Company's noncompliance with the minimum current ratio
obligation described in Section 5.15(a) of the Credit Facility on or prior to the Closing Date"

     The Company and the Purchasers (i) acknowledge and agree that the Amended Language shall be substituted for, and shall replace the Original Language for all purposes, and the Original Language shall have no further force or effect and (ii) acknowledge and agree that the Amended Language, and not the Original Language, shall be deemed to have been incorporated within the Subscription Agreement for all purposes at all times from and after the time of execution of the Subscription Agreement on August 1, 2003.

     This Agreement (i) shall be deemed to be a contract under, and shall be construed, interpreted and governed by, the laws of the State of Texas, excluding any conflict of laws principles, (ii) may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument, and (iii) shall be binding upon and shall inure to the benefit of the Company and the Purchasers and their respective successors and assigns.

********

If the foregoing accurately reflects our agreement with respect to the foregoing, please execute this Agreement in the space provided below.

Sincerely,

KAYNE ANDERSON ENERGY FUND II, L.P.

By: Kayne Anderson Capital Advisors, L.P., its
General Partner
By: Kayne Anderson Investment
Management, Inc., its General
Partner

			By:	/s/ C. W. Yates

			Name:	Charles W. Yates III

			Title:	Managing Director

AGREED TO AND ACCEPTED AS OF THE DATE OF THIS AGREEMENT, BY:

THE EXPLORATION COMPANY OF DELAWARE, INC.

By:	/s/ James E. Sigmon

Name:	James E. Sigmon

Title:	President

GRYPHON MASTER FUND, L.P.

By:	Gryphon Partners, L.P., its General Partner
	By:	Gryphon Management Partners, L.P., its General Partner By: Gryphon Advisors, LLC, its General Partner

By:	/s/ E. B. Lyon

Name:	E. B. Lyon, IV

Title:	Authorized Agent